NEWS RELEASE for April 27, 2006 at 8:00AM Eastern Time

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS RECORD REVENUES AND PROFITABILITY
FOR FIRST QUARTER 2006
Product Revenues Increase 43 Percent; Net Income Increases 78 Percent

        BURLINGTON, MA (April 27, 2006) Palomar Medical Technologies Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the first quarter ended March 31, 2006. The Company’s first quarter total revenues increased by 32 percent, product revenues increased by 43 percent, and net income increased by 78 percent as compared to the first quarter in 2005. The Company also strengthened its balance sheet since the first quarter of last year, including increasing its cash and investments from $29 million to $51 million.

        Revenues for the quarter ended March 31, 2006 were $22.5 million, up from $17 million in the first quarter of 2005. Gross profit from product revenues increased to $15.1 million or 74 percent (which includes a net positive adjustment to cost of product revenues of $617,000), up from $9.8 million or 68 percent in the year-earlier quarter. The Company reported net income of $6.2 million, or $0.31 per diluted share (which includes a net positive adjustment of $386,000), for the first quarter of this year, versus net income of $3.5 million, or $0.19 per diluted share, for the first quarter of last year.

        Chief Executive Officer Joseph P. Caruso commented, “This has been an exciting and rewarding quarter for Palomar. Market acceptance of our new product offerings continues to grow. We believe this is a direct result of our reputation for providing leading-edge technology and unsurpassed product reliability. Over the past four years the market for light-based cosmetic procedures has grown, as have Palomar’s revenues; a trend we think will continue throughout 2006.”

        Mr. Caruso continued, “We remain committed to advancing our aesthetic products to meet the demands of the market in ways that are cost effective and upgradeable for our customers. At the 2006 American Academy of Dermatology meeting, the Company again presented new StarLux applicator handpieces to further increase treatment options on one platform. An upgradeable platform provides customers with a cost effective way to enter the market and the flexibility to grow their practice with only incremental costs. Our newest product additions, like those in the past, complement this business model by increasing the number of expansion opportunities through additional versatile, innovative handpieces.”

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (866) 713-8395 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 93758521 and will be available for fourteen days. A webcast replay will also be available.

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        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women (please note that in October 2005, Procter & Gamble Company completed its acquisition of Gillette. Under the Development and License Agreement, Procter & Gamble, as the acquiring party, assumed all of Gillette’s rights and obligations.) Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne, and was awarded a contract by the Department of the Army to develop a light-based self-treatment device for Pseudofolliculitis Barbae (“PFB”).

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2005 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Product revenues	$20,389,770	$14,283,416
Royalty revenues	645,001	1,382,284
Funded product development revenues	1,419,774	1,379,604

Total revenues	22,454,545	17,045,304

Costs and expenses:
Cost of product revenues	5,315,483	4,520,796
Cost of royalty revenues	258,000	552,914
Research and development	3,679,345	3,186,164
Selling and marketing	5,470,665	3,824,642
General and administrative	1,853,569	1,550,712

Total costs and expenses	16,577,062	13,635,228

Income from operations	5,877,483	3,410,076

Interest income	576,025	178,068

Income before income taxes	6,453,508	3,588,144

Provision for income taxes	209,739	71,763

Net income	$ 6,243,769	$ 3,516,381

Net income per share:
Basic	$ 0.36	$ 0.21

Diluted	$ 0.31	$ 0.19

Weighted average number of shares outstanding:
Basic	17,270,700	16,477,815

Diluted	19,901,069	18,982,746

— more — Palomar — Page 4 Consolidated Balance Sheets (Unaudited)
	March 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$9,381,591	$10,536,144
Available-for-sale investments, at market value	41,218,429	38,757,575
Accounts receivable, net of allowance	11,926,485	8,686,227
Inventories	7,465,277	6,753,110
Other current assets	1,111,979	582,074

Total current assets	71,103,761	65,315,130

Property and equipment, net	972,233	909,676

Other assets	111,074	111,074

Total Assets	$72,187,068	$66,335,880

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,510,731	$1,278,823
Accrued liabilities	9,161,439	11,465,100
Deferred revenue	2,026,069	1,725,849

Total current liabilities	12,698,239	14,469,772

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 17,296,269 and 17,126,467 shares, respectively	172,963	171,265
Additional paid-in capital	179,035,389	177,658,135
Accumulated deficit	(119,719,523)	(125,963,292)

Total stockholders' equity	59,488,829	51,866,108

Total liabilities and stockholders' equity	$72,187,068	$66,335,880

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